UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22784	42-1249184
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 18, 2005, the Board elected Richard D. Snyder as Chairman of the Board to be effective following, and subject to, Mr. Snyder’s re-election to the Board at Gateway’s 2005 Annual Shareholders’ Meeting. On May 19, 2005, Mr. Snyder was re-elected to the Board by Gateway’s shareholders. As the Chairman of the Board, in lieu of the retainer paid to non-employee directors, Mr. Snyder will receive $250,000 per year, $150,000 in cash and $100,000 in Gateway common stock. In addition, in lieu of the annual option grant made to non-employee directors, Mr. Snyder received a stock option grant for 250,000 shares of Gateway common stock under Gateway’s 2000 Equity Incentive Plan at an exercise price of $3.23, the closing price of Gateway common stock on the date of grant, vesting over three years.

Beginning May 19, 2005, non-employee directors (other than the Chairman) will receive a retainer of $75,000 per year, $50,000 in cash and $25,000 in Gateway common stock, and a stock option grant for 24,000 shares of Gateway common stock under Gateway’s 2000 Equity Incentive Plan immediately following each annual meeting of shareholders (all stock options grants at an exercise price equal to the fair market value of a share of common stock on the date of grant, vesting over three years).

All non-employee directors also receive the following compensation for service on Board committees:

•	$6,250 per quarter for service for members of the Audit Committee with $10,000 per quarter paid to the Chairman of the Audit Committee;

•	$5,000 per quarter for service for members of each of the Compensation and the Corporate Governance & Nominating Committees, with $7,500 paid to the Chairman of each of the Compensation and the Corporate Governance & Nominating Committees;

All directors are reimbursed for expenses incurred in attending Gateway Board and committee meetings and Board related expenses, including costs incurred in attending director education programs.

Directors who are Gateway employees receive no additional compensation for their service as directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2005

GATEWAY, INC.

By:	/s/ MICHAEL R. TYLER
Michael R. Tyler Vice President & General Counsel